Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of China Commercial Credit Inc. on Form S-8 of our report dated April 15, 2015, and our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 14, 2016, with respect to our audits of the consolidated financial statements of China Commercial Credit Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 appearing in the Annual Report on Form 10-K of China Commercial Credit Inc. for the year ended December 31, 2015 and 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

November 22, 2016